Exhibit 10.1

IND SPONSOR: DMID

CLINICAL TRIAL AGREEMENT

BETWEEN
THE DIVISION OF MICROBIOLOGY AND INFECTIOUS DISEASES
THE NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES
(DMID/NIAID)

AND

Humanigen, Inc

Regarding

DMID Protocol # 20-0013

HGEN-003-009

Entitled
“A Multicenter Platform Trial of Putative Therapeutics for the Treatment of COVID-19 in Hospitalized Adults”

[Short Title: Big Effect Trial (BET)]

Version 1.0, July 22, 2020

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

The National Institute of Allergy and Infectious Diseases (NIAID), an institute of the National Institutes of Health (NIH), which is part of the United States (U.S.) Government Department of Health and Human Services (HHS), as represented by the Division of Microbiology and Infectious Diseases (DMID) and Humanigen, Inc. (“the Company”), located at 533 Airport Blvd, Ste 400, Burlingame, CA 94010 (individually referred to as the “Party” and collectively referred to as the “Parties”) have agreed to cooperate in the conduct of a clinical trial designated as Protocol No. 20-0013 for lenzilumab and placebo, titled “A Multicenter Platform Trial of Putative Therapeutics for the Treatment of COVID-19 in Hospitalized Adults [Short Title: Big Effect Trial (BET)].”

This Clinical Trial will be conducted at multiple sites through existing contracts and grants sponsored by NIAID. The NIAID will serve as the Investigational New Drug application (IND) Sponsor. NIAID’s contractors, grantees, research networks, clinical research sites, or their investigators are not parties to this Agreement.

This Agreement sets forth the terms and conditions under which this protocol will be conducted and the clinical trial will be managed.

The Company and the NIAID agree as follows:

1.	DEFINITIONS

The terms listed in this Section have the meanings indicated throughout this Agreement. To the extent a definition of a term as provided in this Section is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (CFR), the definition in the U.S.C. or CFR will control.

“Adverse Event” (AE) means any untoward medical occurrence in a Human Subject to whom the Test Article has been administered. An adverse event does not necessarily have a causal relationship with the Test Article, that is, it can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of the Test Article, whether or not it is related to it. Adverse Event is further defined in ICH E6 Section 1.2 and 21 CFR 312.32.

“Affiliates” means, with respect to the Company,

(i)	any legal entity of which the securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power or fifty percent (50%) or more of the general partnership interest are, at the time such determination is being made, owned, controlled or held, directly or indirectly, by such legal entity, or
(ii)	any legal entity which, at the time such determination is being made, is controlling or under common control with, such legal entity.

As used in this definition, the term “control,” whether used as a noun or verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Clinical Trial Agreement or “CTA,” all executed amendments and supplements to this Agreement and all schedules to this Agreement.

“Award” means any one or more, as appropriate, of the Government contracts, grants, or cooperative agreements between NIAID and the awardee, who may subcontract or otherwise coordinate with the Clinical Research Sites.

“Case Report Form” (CRF) means the data collection form(s) to be completed for each Human Subject participating in the Clinical Trial.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

“Certificate of Confidentiality” (CoC) means a certificate issued by NIH pursuant to Section 301(d) of the Public Health Service Act (42 U.S.C. 241(d)), that protects the privacy of Human Subjects enrolled in the Protocol. With limited exceptions defined in 42 U.S.C. 241(d), the CoC protects from disclosure names or any information, documents or biospecimens containing ISI collected under the Protocol. Any investigator or institution not funded by NIH who receives a copy of ISI protected by a CoC issued by NIH, understand they are also subject to the requirements of subsection 301(d) of the Public Health Service Act and for ensuring that collaborators that are carrying out part of the research involving a copy of ISI protected by a CoC issued by NIH understand they are also subject to subsection 301(d) of the Public Health Service Act.

“Clinical Research Site(s)” means the clinical research site(s) including its subcontractors and its Investigators where the Clinical Trial will be conducted in strict accordance with the Protocol. Clinical Research Sites may be changed, or other Clinical Research Sites or subsites may be added as necessary in order to complete the Protocol. Each Clinical Research Site will be responsible for the data and scientific reporting of all results/data obtained from the Clinical Trial at that Clinical Research Site. Each Clinical Research Site is sponsored and funded by NIAID in accordance to the terms of that Clinical Research Site’s respective Award

“Clinical Study Report” in accordance with ICH E6 Section 1.13, means a written description of a Clinical Trial in which all of the clinical and statistical description, presentations, and analyses are fully integrated into a single report. The Clinical Study Report contains information on results including reactogenicity, adverse events, immunogenicity and other clinical or laboratory observations made with respect to the intervention employed in conducting the trial. A detailed description of the contents of a Clinical Study Report is found in ICH E3 “Structure and Content of Clinical Study Reports.”

“Clinical Trial” is defined by the NIH as a research study in which one or more human subjects are prospectively assigned to one or more interventions (which may include placebo or other control) to evaluate the effects of those interventions on health-related biomedical or behavioral outcomes. In this Agreement, Clinical Trial means the Clinical Trial for the Protocol. (See http://grants.nih.gov/grants/guide/notice-files/NOT-OD-15-015.html for more information.)

“Completion of the Clinical Trial” means the Clinical Trial is complete when all data analyses under the Protocol have been performed and the Clinical Study Report has been submitted to the FDA.

“Confidential Information” means confidential scientific, proprietary, business, or financial information provided that Confidential Information does not include:

(a)	information that is within the public domain prior to the time of the disclosure by the disclosing Party to the receiving Party or thereafter becomes within the public domain other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement;
(b)	information that was, on or before the date of disclosure in the possession of the receiving Party;
(c)	information that is acquired by the receiving Party from a third party not under an obligation of confidentiality;
(d)	information that is hereafter independently developed by the receiving Party, without reference to the Confidential Information received from the disclosing Party;
(e)	information that the disclosing Party expressly authorizes the receiving Party to disclose;
(f)	information that is reasonably required by scientific standards for publication of the results of the Clinical Trial (including Clinical Trial methods and/or data) or any information that is necessary for other researchers to verify the results of the Clinical Trial; or
(g)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the Test Article.

“Data and Safety Monitoring Board” (DSMB) means an independent group of experts that advises the NIAID and the Investigators. The primary responsibilities of the DSMB are: (i) to periodically review and evaluate the accumulated data of the Clinical Trial for participant safety, Clinical Trial conduct and progress, and when appropriate, efficacy; and (ii) to make recommendations to NIAID concerning the continuation, modification, or termination of the Clinical Trial.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

“Data Coordination Center” (DCC) means an organization funded by the NIAID that receives, reviews and performs data management tasks on the individual Human Subject Case Report Forms completed for this Clinical Trial. The Data Coordination Center for this Clinical Trial is Social & Scientific Systems, Inc.

“Distributor” means the NIAID contractor who will be distributing the Test Article to the Clinical Research Sites. The Distributor for this Clinical Trial is Fisher BioServices, Inc.

“Effective Date” means the date of the last signature of the authorized representatives of the Parties executing this Agreement.

“Electronic Common Technical Document” (eCTD) means the standard format for electronic regulatory submissions as described in the most recent final revision to FDA Guidance for Industry entitled “Providing Regulatory Submissions in Electronic Format - Certain Human Pharmaceutical Product Applications and Related Submissions Using the Electronic Common Technical Document Specifications.”

“Food and Drug Administration” (FDA) means the U.S. Food and Drug Administration.

“Genome-Wide Association Study” (GWAS) means any study of genetic variation across the entire human genome that is designed to identify genetic associations with observable traits (such as blood pressure or weight), or the presence or absence of a disease or condition.

“Government” means the federal government of the United States of America.

“Human Subject” means, as defined in 45 CFR Part 46, a living individual about whom an Investigator (whether professional or student) conducting research:

a)	obtains information or biospecimens through intervention or interaction with the individual, and uses, studies, or analyzes the information or biospecimens; or
b)	obtains, uses, studies, analyzes, or generates Identifiable Private Information or identifiable biospecimens.

“Identifiable Private Information” (IPI) means private information about a Human Subject from which the identity of the Human Subject is or may readily be ascertained. Regulations defining and governing this information include 45 CFR Part 46 and 21 CFR Part 50.

“Identifiable, Sensitive Information” (ISI) means, in accordance with the definition of 42 U.S.C. 241(d)(4), information that is about an individual and that is gathered or used during the course of research as described in 42 U.S.C. 241(d)(1)(A) through which an individual is identified, or that includes IPI, or for which there is at least a very small risk, as determined by current scientific practices or statistical methods, that some combination of the information, a request for the information, and other available data sources could be used to deduce the identity of an individual.

“Informed Consent Form” (ICF) means a signed and documented form in which each Human Subject voluntarily consents or confirms his or her willingness to participate in a particular clinical trial after having been informed of all aspects of the trial that are relevant to the subject’s decision to participate. The informed consent form satisfies the requirements of ICH E6, 45 CFR Part 46 and 21 CFR Part 50.

“Institutional Review Board” (IRB) means, in accordance with 45 CFR Part 46, Protection of Human Subjects and 21 CFR Part 56, Subpart C: IRB Functions and Operations, and other applicable regulations, an independent body comprising medical, scientific, and nonscientific members, whose responsibility is to ensure the protection of the rights, safety, and well-being of the Human Subjects involved in a Clinical Trial. It may also be referred to as an Independent Ethics Committee in accordance with ICH E6, Section 1.27.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

“The International Council for Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use” (ICH). ICH refers to one or all of the following requirements used throughout this Agreement:

(a)	ICH E2F: “Development Safety Update Report,” including the latest finalized revision.

(b)	ICH E3: “Structure and Content of Clinical Study Reports,” including the latest finalized revision.

(c)	ICH E6: “E6(R2) Good Clinical Practice: Integrated Addendum to ICH E6(R1) Guidance for Industry,” published in the Federal Register (83 Federal Register 8882 (2018)), including the latest finalized revision. Also referred to as “FDA Good Clinical Practice Guidelines.”

(d)	ICH Q7: “Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients” published in the Federal register (66 Federal Register 49028-9 (2001)), including the latest finalized revision.

“Invention” means any invention or discovery that is or may be patentable or otherwise protected under 35 U.S.C., or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

“Investigational New Drug Application” (IND) means a filing in accordance with 21 CFR Part 312 under which clinical investigation of a Test Article (an experimental drug or biologic) is performed in Human Subjects in the United States or intended to support a United States licensing action.

“Investigator” means, in accordance with 21 CFR Part 312.3, an individual who actually conducts a clinical investigation, that is, who directs the administration or dispensation of Test Article to a subject, and who assumes responsibility for studying Human Subjects, for recording and ensuring the integrity of research data, and for protecting the welfare and safety of Human Subjects. In this Agreement, “Investigator(s)” means the individual(s) identified as responsible for the conduct of the Clinical Trial at the designated Clinical Research Site(s).

“Investigator Brochure” (IB) means, in accordance with the definition in 21 CFR Part 312.23(a)(5), a document containing information about the Test Article, including animal screening, preclinical toxicology, and detailed pharmaceutical data, including a description of possible risks and side effects to be anticipated on the basis of prior experience with the Test Article or related drugs, and precautions, such as additional monitoring, to be taken as part of the investigational use of the Test Article.

“Office for Human Research Protections” (OHRP) means the HHS office that oversees protection of human subjects from research risks under 45 CFR Part 46 (the Common Rule).

“Package Insert” means an FDA approved document which provides essential information about an approved drug.

“Party” means an entity entering into this Agreement, referred to individually as the “Party” and collectively as the “Parties.”

“Patent” means any issued United States patent, any international counterpart and any corresponding grant by a non-U.S. government in place of a patent.

“Portable Document Format” (PDF) means an open, published format created by Adobe Systems Incorporated and used to present and exchange documents reliably, independent of application software, hardware, and operating systems.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

“Protocol” means the formal, detailed description of the Clinical Trial to be performed as provided in Protocol 20-0013 for lenzilumab and placebo, titled “A Multicenter Platform Trial of Putative Therapeutics for the Treatment of COVID-19 in Hospitalized Adults [Short Title: Big Effect Trial (BET)].” A Protocol describes the objective(s), design, methodology, statistical considerations, and organization of a clinical trial. For the purposes of this Clinical Trial, the term Protocol includes any and all associated documents, including informed consent forms, to be provided to Human Subjects and potential participants in the Clinical Trial. This Clinical Trial Agreement will be governed by the most recent version of the Protocol, and should this Agreement be executed prior to complete finalization of the Protocol, the last-dated version thereof will be considered to be incorporated by reference in place of any prior versions. In the event that there is a conflict between the terms of the Protocol and the terms of the Agreement, the terms of this Agreement will govern.

“Protocol Team” means the team, under the direction of NIAID, responsible for the development and management of the Protocol, evaluation of data, proposal of amendments, and all issues related to the Protocol or aspects of Protocol development and modification. The Protocol Team will include the representatives from the Company, if they wish to participate, the principal Investigators, representatives from the NIAID and the Clinical Research Sites, and the persons involved with statistical and data analysis for the Clinical Trial. Participation on the Protocol Team will be as agreed by the Parties and will take into account any special requirements of the Protocol design.

“Serious Adverse Event” or “Serious Suspected Adverse Reaction” means an adverse event or suspected adverse reaction is considered “serious” if, in the view of either the investigator or sponsor, it results in any of the following outcomes: Death, a life-threatening adverse event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered serious when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition. Examples of such medical events include allergic bronchospasm requiring intensive treatment in an emergency room or at home, blood dyscrasias or convulsions that do not result in inpatient hospitalization, or the development of drug dependency or drug abuse.

“Sponsor” means, in accordance with the definition in 21 CFR Part 312.3, an organization or individual who assumes legal responsibility for supervising or overseeing the Clinical Trial with Test Article, and is sometimes referred to as the “IND holder.”

“Suspected Adverse Reaction” means any adverse event for which there is a reasonable possibility that the drug caused the adverse event. For the purposes of IND safety reporting, “reasonable possibility” means there is evidence to suggest a causal relationship between the drug and the adverse event. Suspected Adverse Reaction is further defined in 21 CFR 312.32.

“Test Article” means, in accordance with 21 CFR Part 50.3(j), any drug (including a biological product), medical device, food additive, color additive, electronic product, material or any other article subject to regulation under the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., Pub. L.No.75-717, 52 Stat. 1040 (1938), as amended. In this Agreement, lenzilumab and placebo are collectively referred to as the “Test Article.”

“Unexpected Adverse Event” or “Unexpected Suspected Adverse Reaction” means an adverse event or suspected adverse reaction which is considered “unexpected” because it is not listed in the Investigator Brochure or is not listed at the specificity or severity that has been observed; or, when an Investigator Brochure is not required or available, is not consistent with the risk information described in the general investigational plan or elsewhere in the current application. Unexpected Adverse Event and Unexpected Suspected Adverse Reaction are further defined in 21 CFR 312.32.

2.	CLINICAL RESEARCH SITES AND INVESTIGATORS

2.1	The Company acknowledges that the NIAID funds the Clinical Research Sites and is the IND Sponsor for the Protocol and, therefore, the Clinical Research Sites have certain existing legal obligations to the NIAID.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

2.2	The Company will not provide any funding or material for any aspect of the Clinical Trial to any Clinical Research Site participating in the Clinical Trial without the prior written approval of the NIAID. In addition, subject to Section 12.4 of this Agreement, the Company will not enter into any separate agreements, including, but not limited to material transfer agreements, with the Clinical Research Sites or the Investigators at the Clinical Research Sites that interfere with the conduct of this Clinical Trial.

2.3	The NIAID will not knowingly utilize:

2.3.1	Any organization performing services in connection with this Clinical Trial that has been:

(i)	Debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a(a) and (b); or

(ii)	Suspended by the Office for Human Research Protections (OHRP) as a clinical research site under 45 CFR Part 46.

2.3.2	Any person convicted of a felony under federal law for conduct:

(i)	Relating to the development or approval, including, but not limited to, the process for development or approval, of any drug, product, medical device, New Drug Application (NDA), Biologics License Application (BLA), Pre-Market Application (PMA), 510(k) or IND or similar application; or

(ii)	Otherwise relating to the regulation of any drug product or medical device under the Federal Food, Drug, and Cosmetic Act.

2.3.3	Any person performing services in connection with this Clinical Trial that has been disqualified as a clinical investigator under 21 CFR Part 312.70.

2.3.4	Any Investigator who is not qualified by training and experience as an appropriate expert to conduct the Clinical Trial, as required under 21 CFR Part 312.53.

2.4	If either Party becomes aware that any organization or person involved in the Clinical Trial is debarred, threatened with debarment, disqualified, threatened with disqualification, or suspended, that Party will notify the other Party immediately.

2.5	The Investigators at the Clinical Research Sites are required to conduct the Clinical Trial in accordance with good clinical practice, including as defined by the ICH and comply with all applicable U.S. and foreign government, state and local laws, regulations and guidelines.

2.6	The Company agrees that this Protocol will be conducted only at the sites defined in the Protocol. However, the Company can conduct, at its own expense and under its own IND, additional clinical trials with the Test Article, at non-NIAID-funded sites. The Company agrees to inform the NIAID in writing of any other clinical trials it may support for the use of the Test Article that would compete with this Clinical Trial for the same Human Subject population.

3.	INVESTIGATIONAL NEW DRUG APPLICATION SPONSORSHIP

3.1	IND. The NIAID will submit an IND covering the Protocol to the FDA. The IND will satisfy all of the requirements of the FDA, and as applicable, will comply with eCTD format requirements. Company agrees to provide all requested documents to NIAID in eCTD format. The Company will provide a letter granting the FDA permission to cross-reference the Company’s pertinent Drug Master File (DMF), New Drug Application (NDA), Biologics License Application (BLA), and/or INDs in support of the NIAID IND, and in return, the NIAID will also provide a letter to the Company, if requested, granting the FDA permission to cross-reference the IND filed by the NIAID for this Clinical Trial.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

3.2	To comply with the FDA’s requirements as outlined in the final guidance document entitled “Providing Regulatory Submissions in Electronic Format - Certain Human Pharmaceutical Product Applications and Related Submissions Using the eCTD Specifications” (May 2015), all documents intended for IND submission must be provided in Electronic Common Technical Document (eCTD) format, which may include CTD Document Templates; properly formatted Microsoft Word documents (Microsoft Word documents that utilize proper headers/footers and formatting parameters, and contain bookmarks and hyperlinks to other sections of the document); or properly formatted Portable Document Format (PDF) Documents (PDF documents that are text based [created from a Microsoft Word document], not image based [created from scanning a document]).

3.3	Protocol Monitoring. The NIAID will be responsible for Clinical Research Site monitoring and quality assurance of all data in accordance with the clinical monitoring plan. Monitoring will be done in compliance with FDA Good Clinical Practice Guidelines (ICH) (E6). The NIAID will communicate any clinically significant findings from clinical monitors to the Company in a timely manner.

3.4	IND Safety Reporting.

3.4.1	The NIAID will collect safety events as described in the Protocol. The NIAID will assume responsibility for the reporting of safety events to the FDA and will provide copies of the reports to the Company. Company agrees not to contact Clinical Research Sites directly for information related to Adverse Events. Company shall contact NIAID for information related to Adverse Events.

3.4.2	(i)	For any safety events collected according to the Protocol that meet all of the following criteria of (i) Serious (ii) Unexpected and (iii) Suspected Adverse Reaction, NIAID will provide to the Company a completed copy of the IND safety report at the time the report is submitted to the FDA, NIAID will provide follow up information to Company at the time the follow up safety report is submitted to FDA. The reporting will be completed in timeframes consistent with 21 CFR 312.32.

(ii)	The NIAID will report all other safety events collected according to the Protocol not covered by 3.4.2(i) to the FDA and to the Company on a timely basis consistent with 21 CFR Part 312.33.

3.4.3	As the manufacturer, the Company will, in a timely manner consistent with FDA requirements and during the term of this Clinical Trial, provide the NIAID with any information it now has or may obtain in the future regarding the safety and/or the toxicity of Test Article, or any other information reasonably likely to impact the conduct of the Clinical Trial. The NIAID will promptly transmit that information to all Investigators.

3.4.4	Company shall, in a timely manner appropriate to the level of risk involved, report to NIAID any information that could directly affect the health or safety of past or current Clinical Trial subjects or influence the conduct of the Clinical Trial. In each case, NIAID (or its designee) shall be free to communicate these findings to each Clinical Trial subject, applicable IRB, and Clinical Research Sites.

3.5	Safety Monitoring.

In accordance with NIH guidelines the Company and the NIAID agree that the following type(s) of safety monitoring is (are) necessary and appropriate for this Clinical Trial:

Data and Safety Monitoring Board (DSMB). If a DSMB is constituted for the Clinical Trial, the NIAID will notify the Company in advance of any DSMB review. The Company may participate in and will receive the open session reports of the DSMB. The recommendations derived from the closed sessions will also be communicated to the Company. Prior to the Completion of the Clinical Trial, all data and reports distributed for DSMB review will be used only for the purposes of the DSMB meeting and will be held in confidence.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

4.	FDA MEETINGS/COMMUNICATIONS

4.1	With respect to any discussions with the FDA involving data obtained from this Clinical Trial under the NIAID’s IND, the NIAID, in consultation with the Company, will take the initiative in arranging meetings or conference calls with the FDA. Formal meetings with the FDA concerning the Clinical Trial design and/or data will be discussed and agreed upon in advance by the Company and the NIAID. The Company will have the right to participate in all formal meetings with the FDA. The Company agrees not to contact the FDA independent of the NIAID concerning this Clinical Trial. However, the Company may contact the FDA on separate product-related issues. The Company will be provided with copies of formal questions and responses that have been submitted to the FDA, except to the extent that those documents contain the Confidential Information of NIAID.

4.2	The Company will promptly notify the NIAID of any FDA correspondence related to the Protocol that is received by the Company, or its Affiliates; any FDA enforcement actions directed toward the Company or its Affiliates including but not limited to: warning letters, seizures, recalls, injunctions/consent decrees, rejection of regulatory submissions or withdrawal of approval for a Test Article, criminal investigations, or proceedings to debar the Company or its Affiliates or individuals employed under a contract to the Company and/or its Affiliates.

4.3	The Company will also promptly notify the NIAID of any action taken by the FDA regarding manufacturing of the Test Article that would impact the safety of subjects in the Clinical Trial.

5.	SUPPLY, DISTRIBUTION, AND USE OF TEST ARTICLE

5.1	Supply.

5.1.1	The NIAID will provide the Company with an estimate of the quantity of Test Article that will be required to complete the Protocol. The NIAID will also provide the Company with an additional estimate of the quantity of Test Article required, as applicable, for pharmacokinetics (PK), immunogenicity, training, or demonstration purposes.

5.1.2	The Company will supply the Test Article to the NIAID without charge and in quantities and conditions sufficient to complete the Protocol and on a schedule mutually agreed upon by the Parties to ensure a sufficient supply of unexpired Test Article.

5.1.3	The Company will be responsible for labeling the Test Article used in the Clinical Trial.

5.2	Distribution.

5.2.1	The Company will ship the Test Article to the Distributor, as mutually agreed by the Parties. The Company will provide specific storage and/or shipping instructions for the Test Article to the NIAID and/or the Clinical Research Sites, who will be responsible for adhering to them, as mutually agreed by the Parties. The Company warrants that any packaging for hazardous material provided by the Company meets Department of Transportation regulatory requirements for use at all Clinical Research Sites.

5.2.2	The Test Article must be received by the Distributor in usable condition and accompanied by specific storage and shipping instructions, Material Safety Data Sheet (MSDS), a signed and dated Certificate of Analysis (COA), and stability or expiration dating information for each lot of Test Article sent. If the Company performs ongoing stability testing for each lot of Test Article sent, then the Company will also provide updated retest or expiration dates for those respective lots to the NIAID in a timely manner.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

5.2.3	If there is evidence that the Test Article that arrived at the Distributor or Clinical Research Site has not been maintained according to the defined shipping instructions or there is evidence of damage to the Test Article container or container closure system, NIAID will contact the Company to inform them of the condition of the received Test Article and to determine together with the Company whether the Test Article is usable or if it must be replaced. During the course of the Clinical Trial, the same process will be used whenever there is evidence that the Test Article has not been maintained according to the Company’s recommended storage conditions. If the Test Article must be replaced, the Company will replace it at no cost to NIAID, the Distributor or the Clinical Research Sites.

5.3	Use.

5.3.1	The NIAID will neither transfer the Test Article to parties other than the Distributor or the Clinical Research Sites nor will the NIAID chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless required by the Protocol or mutually agreed in writing by the Parties.

5.3.2	Pursuant to the applicable NIAID Award, NIAID will request that the Investigators:

(i)	use the Test Article only in accordance with the Protocol and for no other purpose;

(ii)	not transfer the Test Article to any parties except the Company; and

(iii)	not chemically modify, replicate, make derivatives of, or reverse engineer the Test Article unless required by the Protocol or as mutually agreed to, in writing, by the Parties.

5.4	Investigator Brochure. The Company will provide a current Investigator Brochure for all applicable components of the Test Article, and any later revisions and addenda to the Investigator Brochure for the Test Article to the NIAID, as mutually agreed by the Parties.

5.5	Disposition of Unused Test Article. The NIAID will require the Clinical Research Sites and Distributor to destroy any unused or expired Test Article upon completion of the Protocol, or at the Company’s request, to return any unused or expired Test Article to the Company upon completion of the Protocol. The Company will pay for the cost of transporting unused or expired Test Article from the Clinical Research Sites or the Distributor to the Company.

5.6	Warranty. The Company represents and warrants that the Test Article supplied shall be manufactured and released according to the principles of current Good Manufacturing Practice and when administered in accordance with Protocol it is suitable, and meets all required specifications, for human use.

5.7	Source. In the event the Company elects to terminate its development of Test Article for reasons other than safety, without the transfer of its development efforts and obligations under this Agreement to another party acceptable to the NIAID within ninety (90) calendar days of discontinuation, then the Company will provide the NIAID with sufficient quantity of Test Article and other resources necessary to complete the Protocol.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

5.8	Termination of Development. The Company hereby grants to the NIAID a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention which the Company may have or obtain on Test Article, its manufacture, or on the process for use of Test Article, throughout the world, for medical research purposes related to COVID-19. This license will only become effective in the event the Company terminates its development of Test Article for reasons other than safety, without the transfer of its development efforts to another party within ninety (90) calendar days of termination, and the NIAID elects to continue the development of Test Article. This provision will become null and void upon FDA approval of the Test Article indications and marketing of the Test Article by the Company.

6.	PROTOCOL DEVELOPMENT

6.1	The Parties agree that enrollment in the Clinical Trial will not start until the version of the Protocol to be used has been reviewed in advance by the Protocol Team; approved (stipulations met/resolved) by the relevant IRB(s) and the NIAID in writing; and submitted to the FDA, the thirty (30) calendar day wait period has been satisfied and any FDA clinical hold issues have been responded to satisfactorily. The Protocol is a product of NIAID and will be deemed NIAID Confidential Information, as defined in Section 11 (Confidential Information) of this Agreement. The Protocol will be posted to ClinicalTrials.gov, as required by DMID, NIAID, the Final Rule for FDAAA 801, issued in September 2016, and the NIH Policy on the Dissemination of NIH-funded Clinical Trial Information, also issued in September 2016.

The Parties agree that any alteration in or amendment to the Protocol must be accepted by the Protocol Team, and approved in writing by the relevant IRB(s) and the NIAID and submitted to the FDA, if appropriate, prior to such alteration or amendment becoming effective.

6.2	The NIAID, through its contractors, will be responsible for performing the randomization. NIAID will determine who will have access to the randomization codes.

7.	CASE REPORT FORM DEVELOPMENT

The NIAID or its designee will be responsible for the development and subsequent revisions, if any, of the Case Report Forms with appropriate review and comment by the Protocol Team.

8.	HUMAN SUBJECTS PROTECTION

8.1	The NIAID and the Company recognize the principles of respect for persons, beneficence (including minimization of harms and maximization of benefits), and justice as stated in the Belmont Report and will apply these principles in all research covered under this Agreement. The informed consent of each Human Subject participating in the Clinical Trial at a Clinical Research Site will be obtained prospectively using an IRB approved informed consent process. The informed consent document may be reviewed in advance by the Company and approved by the NIAID and all appropriate IRBs.

8.2	The NIAID and the Company acknowledge and accept their responsibilities for protecting the rights and welfare of human research subjects set forth in 45 CFR Part 46 and 21 CFR Part 50, both on Protection of Human Subjects , and in a Certificate of Confidentiality issued by NIH in accordance with 42 U.S.C 241(d) of the Public Health Service Act.

Therefore:

8.2.1	Any ISI that Company receives from NIH is covered by a CoC and therefore all copies of ISI are immune from the legal process, and will not, without the consent of the Human Subject, be admissible as evidence or used for any purpose in any action, suit, or other judicial, legislative, or administrative proceeding.

8.2.2	The NIAID and the Company will maintain the confidentiality of ISI of Human Subjects collected under the Clinical Trial and protect the privacy of each of the individual Human Subjects in the Clinical Trial unless disclosure is required by law (e.g., as required by the Federal Food, Drug, and Cosmetic Act, or state laws requiring the reporting of communicable diseases to State and local health departments), excluding instances of disclosure in any Federal, State, or local civil, criminal, administrative, legislative, or other proceeding. Prior to making any permitted disclosures, Company will ensure that any recipient of ISI protected by a CoC is aware of its confidential nature and the requirement to comply with the CoC.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

8.2.3	The NIAID and the Company agree that neither Party will, nor will they allow its employees or contractors to, include ISI that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial. The NIAID will ensure that the Investigators do not include ISI that could lead to identification of individual Human Subjects in any release of data, reports or publications related to the Clinical Trial.

8.2.4	The NIAID and the Company agree that neither Party will, nor will they allow its contractors to use, ISI about Human Subjects for any purpose not stated in the Protocol without the consent of the other Party and local site IRB approval, unless such purpose is required or allowed by law. The NIAID will ensure that the Investigators do not use ISI for any purpose not stated in the Protocol and informed consent document without the written consent of both Parties and appropriate IRB approval, unless such purpose is required or allowed by law.

8.2.5	The NIAID and the Company agree to comply with the determinations of all IRBs overseeing this research.

8.2.6	Specimens and data provided to the Company during and after the Clinical Trial will be encoded. Unequivocally, neither IPI nor the key linking coded data to individuals will be released to the Company.

9.	DATA ANALYSIS AND MANAGEMENT, CLINICAL SPECIMENS AND ISOLATES

9.1	Pursuant to its Award from NIAID, each Clinical Research Site will be responsible for the data, and scientific reporting of all results/data obtained from the Clinical Trial at the Investigator’s Clinical Research Site, and submitting that data to the DCC.

9.2	The NIAID and/or the DCC will have responsibility for the data management: collection, entry, and quality control edits (with implied verifications and documentation) and analysis of data obtained from the Clinical Trial in accordance with the Protocol.

9.3	All data obtained from the Clinical Trial will be in the custody of the Investigator or the Clinical Research Site, as applicable, which produces such data. However, other than the Company, its contractors and its designees, NIAID will not allow a third party to review or use the data obtained from the Clinical Trial for purposes of seeking regulatory approval for Company’s Test Article unless the third party provides NIAID with written permission from the Company.

9.4	Upon completion of the data analyses, the NIAID will authorize the DCC to transfer to the Company a copy of the complete data analysis set in a machine-readable format to be determined jointly by the Parties. If the Company requires that the data be provided in any customized format(s), the Company will pay for all costs associated with the customized data format(s).

When applicable, compressed raw and intermediate genomics and/or other -omics data will be provided in industry/scientific community accepted data formats (e.g. FASTQ and/or BAM format for RNA-Sequence transcriptomics studies) at the time of data generation or transfer. Light-weight derived data such as gene expression values per sample will be provided in SAS format

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

9.5	The NIAID is responsible for sending a final Clinical Study Report to the Company and the FDA as applicable, according to specified content within a reasonable time after the dataset is locked. All releases of data and reports from NIAID will be in accordance with applicable policies of releasing such data and reports.

9.6	Subject to the right of the NIAID and the Investigators to publish the data from this Clinical Trial as set forth in Section 10 (Publications and Press Releases) of this Agreement, the Company has the right to utilize the data reports in its possession from this Clinical Trial for all legitimate business or regulatory purposes. The NIAID and/or the Company may provide any information regarding the Clinical Trial to governmental organizations including, but not limited to, the FDA, and the Securities and Exchange Commission (SEC) for all legitimate public health, regulatory or business purposes. Except for information related to regulatory or safety issues or under emergency circumstances where it is not practicable to do so and to the extent permitted by law, the NIAID will not release information regarding the Clinical Trial to governmental organizations without prior notification to the Company.

9.7	For applicable Clinical Trials, NIAID will post applicable primary and/or secondary endpoint results within twelve (12) months of the last visit for primary and/or secondary end point evaluations. Therefore, data that will be provided by the Company for primary or secondary outcomes (i.e. immunogenicity analysis) will be provided to NIAID no later than nine (9) months after the last visit of the last patient evaluated for the primary endpoint.

9.8	Clinical Specimens for Use in Protocol. All clinical specimens and isolates collected by the Investigators, or their staff, under this Clinical Trial are deliverables to NIAID under the Clinical Research Site Contract and shall remain in the custody of NIAID.

During the Clinical Trial, the NIAID may provide the Company with aliquots of clinical specimens as needed for Protocol-related purposes only. For this Protocol, the Company may be provided with serum specimens to run pharmacokinetics (PK) and immunogenicity analyses. The Company will pay for the shipment of these clinical specimens from the Clinical Research Site or Distributor to the Company or its designated laboratory and their testing according to the Protocol. However, nothing in this Agreement will be interpreted to transfer ownership to the Company.

9.9	Clinical Specimens for Use in Future Research.

At the Company’s request, and with the written approval of the DMID Program Officer and the DMID Project Officer, NIAID may, under a separate agreement, only when available and as permitted by the Informed Consent Form, provide the Company with some aliquots of clinical specimens, identified only by Clinical Trial subject number and accompanied by related encoded data for future studies related to COVID-19. As stated in Section 8 (Human Subjects Protection) of this Agreement, the NIAID will provide to the Company only encoded data and samples and will not provide the link between the code and the individual subjects. However, nothing in this Agreement will be interpreted to transfer ownership to the Company.

10.	PUBLICATIONS AND PRESS RELEASES

10.1	Any publications based on the results of the Clinical Trial and originating from NIAID or the Investigators will conform to the applicable publication policy for the Clinical Trial. Unless requested otherwise by the Company, the NIAID will acknowledge the Company as the source of the Test Article in any NIAID publication resulting from the Clinical Trial and will request that the Investigators do the same in their publications resulting from the Clinical Trial.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

10.2	Recognizing that employees of either Party may play an important role in the design, analysis, and interpretation of the findings of the Clinical Trial, each Party will include appropriate individuals from the other Party in the authorship of publications resulting from the Clinical Trial, in accordance with the generally accepted customs pertaining to authorship, and NIAID will request that the Investigators include appropriate individuals from both Parties in their publications resulting from the Clinical Trial.

Each Party will, and NIAID will request that the Investigators, provide the other Party with a copy of any abstract, presentation, or manuscript prior to submission for publication with sufficient time [Abstracts: three (3) calendar days; Manuscripts: twenty five (25) calendar days] for review and comment. Each Party agrees that, following the receiving Party’s review of the abstract and/or manuscript for the maximum periods of time specified above, if no comment is received by the submitting Party, the submitting Party and/or the Investigators will be free to publish, present or use any Clinical Trial data. The receiving Party will maintain the proposed publication or public disclosure of the submitting Party as Confidential Information until publication or public disclosure by the submitting Party.

10.3	If the Company requests additional time to file a patent application related to the publication, the publication or other disclosure may be delayed for up to thirty (30) additional calendar days for publications and five (5) calendar days for abstracts, upon written request by either Party as necessary to preserve U.S. or foreign patent or other intellectual property rights.

10.4	Each Party will provide, and NIAID will request that the Investigators provide, a copy of any proposed press release to the other party for review at least five (5) calendar days in advance of proposed publication. Each Party agrees that, following the receiving Party’s review of the proposed press release for the maximum periods of time specified above, if no comment is received by the submitting Party, the submitting Party and/or the Investigators will be free to publish the press release.

11.	CONFIDENTIAL INFORMATION

11.1	Either Party may disclose and/or receive Confidential Information under the terms and conditions of this Agreement. Each receiving Party will limit its disclosure and use of the disclosing Party’s Confidential Information to the amount necessary to conduct the Clinical Trial. The disclosing Party will place a confidentiality notice on all the Confidential Information. The disclosing Party will reduce confidential non-written communications to writing within thirty (30) calendar days of first disclosure. Each Party receiving Confidential Information agrees that any information so designated will be used by it only for the purposes of the Clinical Trial. Any Party may object to the designation of information as Confidential by the other Party.

11.2	Unless expressly provided otherwise, neither Party will disclose, copy, reproduce or otherwise make the disclosing Party’s Confidential Information available to any other person or entity without the consent of the disclosing Party unless required by a court or administrative body of competent jurisdiction, the Freedom of Information Act (FOIA), 5 U.S.C. § 552, 45 CFR Part 5, or other applicable laws and/or regulations to disclose the Confidential Information, except that the NIAID may disclose the Company’s Confidential Information to the Investigators and other parties, as required for the conduct of the Clinical Trial for purposes of the Clinical Trial. The NIAID will request the Investigators receiving the Company’s Confidential Information to maintain the confidentiality of Confidential Information consistent with the terms of the awarding instrument.

11.3	Each Party will use the same level of care it uses with its own Confidential Information, but no less than a reasonable level of care, in maintaining the confidentiality of the other Party’s Confidential Information. While the NIAID will endeavor to control the distribution of the Protocol document itself, the Company acknowledges that some Government documents are available (with abstracts) to the public under the Freedom of Information Act. In addition, NIAID requires the posting of information and certain documents, including the Protocol and statistical analysis plan (SAP) on the ClinicalTrials.gov registry of clinical studies, available through the NIH Website, consistent with the Food and Drug Administration Amendments Act of 2007, 121 STAT. 823.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

11.4	Consistent with the NIH policy for sharing data obtained in NIH supported or conducted GWAS, NIAID is required to submit GWAS data to a central NIH database (database of Genotypes and Phenotypes (dbGaP)) in accordance with NIH policy, where it may be accessed by Investigators. All data submitted is coded and neither IPI nor the key linking coded data to individuals will be included.

11.5	If the receiving Party, or anyone to whom it discloses the Confidential Information, becomes legally required to disclose any of the Confidential Information, the receiving Party shall, to the extent practicable, provide the disclosing Party with timely notice and, to the extent practicable, consult with the disclosing Party prior to any disclosure.

11.6	Each Party’s obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined above or three (3) years after the expiration or termination date of this Agreement. Either Party may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized. This term does NOT apply to ISI, for which the obligation to maintain confidentiality will extend indefinitely.

12.	INTELLECTUAL PROPERTY

12.1	Ownership of any Invention conceived solely or jointly by NIAID employees, the Clinical Research Sites and Investigators, or other NIAID contractors or grantees as a consequence of conducting the Clinical Trial and involving the Test Article, will be determined under U.S. laws pertaining to intellectual property created in the course of federally funded research. Neither Party acquires by virtue of this Agreement any right, title, nor interest in or to any issued Patents or pending patent applications owned or controlled by the other Party. Nothing in this Agreement will be construed as granting any license or obligation to license any intellectual property owned by the Company to the NIAID with respect to the Test Article other than the limited right to use the Test Article for the performance of the Protocol in accordance with the terms of this Agreement.

12.2	NIAID Intellectual Property.

12.2.1	The Government will retain title to any Patent, pending patent applications or other intellectual property rights in Inventions conceived solely by NIAID employees in the course of the Clinical Trial.

12.2.2	The NIAID agrees to notify the Company of any such NIAID Invention and to disclose it to the Company under an appropriate confidentiality agreement. The Company may apply for nonexclusive or exclusive license rights to any such patentable Invention made by NIAID employees that might arise during the clinical research and the NIH will consider the Company’s application for a nonexclusive or exclusive license consistent with 37 CFR Part 404.

12.3	Company Intellectual Property. The Company will retain title to any Patents, pending patent applications, or other intellectual property rights in Inventions conceived by its employees during the course of the Clinical Trial.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

12.4	Clinical Research Site/Investigator Intellectual Property.

This Agreement does not grant any license or obligation to license any intellectual property of the Clinical Research Sites or preclude the creation of intellectual property rights, including but not limited to Inventions conceived by the Investigators or other NIAID contractors or grantees during the course of the clinical research. The Company may enter into a separate agreement with the Clinical Research Site or Investigators, regarding intellectual property rights and confidentiality that do not interfere with the conduct of this Clinical Trial, contradict the terms of this Agreement or contradict the terms of the contract or grant award with NIAID.

12.5	Joint NIAID-Company Intellectual Property. The NIAID and the Company will have joint intellectual property rights in Inventions conceived jointly by their employees during the course of the Clinical Trial. Company may apply for a non-exclusive or exclusive license to the NIAID rights in such Inventions in accordance with the 37 CFR 404.

13.	FORCE MAJEURE

Neither Party will be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this Agreement, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform will promptly notify the other Party. It will further use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

14.	LIABILITY, INDEMNIFICATION, INSURANCE & RESEARCH RELATED INJURY

14.1	Liability. In view of the Anti-Deficiency Act, 31 U.S.C § 1341, NIAID cannot agree to indemnify the Company for its losses. Each Party will be liable for the losses, claims, damages, or liabilities that it incurs as a result of its activities under this Agreement except that the NIAID, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act 28 U.S.C. Ch. 171.

14.2	Indemnification. The Company will defend, indemnify and hold harmless NIAID, its grantees and contractors and their respective agents and employees (“Indemnitee(s)”) from any and all liabilities, damages, losses, claims, action, suits and expenses, including attorneys’ fees and court costs (collectively “Claims”) to the extent caused by the administration or use of the Test Article in the Clinical Trial. The Company’s control over the defense and settlement of any claim against NIAID will be subject to the consent of NIAID and the Department of Justice. The Indemnitee(s) will at all times have the right to fully participate in the defense of any Claim at their own expense and for their own account. Company’s obligation to so indemnify Indemnitee(s) will only apply if each of the following conditions is met:

14.2.1	The Claim was not proximately caused by the Indemnitee(s)’ failure to conduct the Clinical Trial in accordance with the Protocol and this Agreement;

14.2.2	The Claim was not caused by the gross negligence, recklessness or willful misconduct of any Indemnitee, provided that any action properly taken by the Indemnitee in compliance with the Protocol or written instructions from the Company will be deemed, for purposes of this condition, not to be negligent, and provided further that if a Claim is jointly caused by the negligence of any Indemnitee and the administration or use of the Test Article, then Company will provide defense and indemnification to the extent the Claim was caused by the administration of the Test Article.

14.3	Insurance. The Company represents and warrants that it will maintain during the term of this Agreement or the Protocol, whichever is longer, a liability insurance policy or a program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed under this Agreement and to cover the costs of medical care required to treat or stabilize adverse reactions suffered by Human Subjects who received Test Article in accordance with the approved Protocol. Upon request, the Company will provide evidence of its insurance or self-insurance to NIAID.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

14.4	Human Subject Injury or Illness Attributable to the Test Article. The Company will pay the reasonable cost of medical care required by Human Subjects for illness or injury attributable to the Test Article. For purposes of this determination and the Company’s obligation under this Agreement, “attributable” means that the receipt of the Test Article and the Clinical Trial Human Subject’s illness or injury are reasonably related in time, and the illness or injury is more likely explained by the receipt of the Test Article than any other cause. The payment or offer of payment of any amount by the Company on behalf of a Human Subject or his or her healthcare insurer or other third party payer under this Section is not an admission of fault or liability by any one or more of (a) the Government or any agency thereof; (b) the Clinical Research Site, or its affiliate organizations, or (c) the Company, its employees or agents, and any such payment or offer of payment will not be considered a waiver of any defense or other legal right by any of the foregoing in any legal, administrative or similar proceeding.

15.	DISPUTES

Any dispute arising under this Agreement that is not disposed of by agreement of the Parties will be submitted jointly to the signatories of this Agreement. If the signatories are unable to jointly resolve the dispute within thirty (30) calendar days after notification thereof, the dispute will be referred to the Director of NIAID (or his/her designee) and an appropriate authorized representative of the Company for resolution. If the Director of NIAID (or his/her designee) and the authorized representative of the Company are unable to jointly resolve the dispute within thirty (30) calendar days, either Party may pursue any and all administrative or judicial remedies that may be available.

16.	INDEPENDENT CONTRACTORS

In the performance of all work under this Agreement, neither Party is authorized or empowered to act as agent for the other for any purpose and will not, on behalf of the other Party, enter into any contract, warranty, or representation as to any matter. Neither Party will be bound by the acts of the other Party.

17.	NON-ENDORSEMENT

By entering into this Agreement, the NIAID does not directly or indirectly endorse any product or service provided, or to be provided, by the Company. The Company will not in any way state or imply that this Agreement is an endorsement of those product(s) or service(s) by the Government or any of its organizational units or employees. However, the Company may reference or use publications and reports based on the Clinical Trial for legitimate business and regulatory purposes.

18.	AMENDMENTS

Modifications to this Agreement will not be effective unless made in writing, as mutually agreed, and signed by a duly authorized representative of each Party.

19.	SURVIVABILITY

The provisions of Sections 2 (Clinical Research Sites and Investigators), 3 (Investigational New Drug Application Sponsorship), 4 (FDA Meetings/Communications), 5 (Supply, Distribution, and Use of Test Article), 8 (Human Subjects Protection), 9 (Data Analysis and Management, Clinical Specimens and Isolates), 10 (Publications and Press Releases), 11 (Confidential Information), 12 (Intellectual Property) 14 (Liability, Indemnification, Insurance and Research Related Injury), 17 (Non-Endorsement), 23.4 (Term and Termination), and this Section 19 (Survivability) will survive the expiration or earlier termination of this Agreement.

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

20.	ENTIRE AGREEMENT AND SEVERABILITY

This Agreement constitutes the entire Agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any prior understanding or written or oral Agreement. The provisions of this Agreement are severable and, in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law, such determination will not in any way affect the validity and enforceability of the remaining provisions of this Agreement.

21.	ASSIGNMENT

Neither this Agreement nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written permission of the other Party.

22.	APPLICABLE LAW

This Agreement will be construed in accordance with Federal law as applied by the Federal courts of the District of Columbia.

23.	TERM AND TERMINATION

23.1	Unless terminated sooner in accordance with this Section 23, this Agreement will expire upon receipt of the final study report by the Company.

23.2	The Parties may terminate this Agreement at any time by mutual written consent.

23.3	The Parties may agree that this Agreement should be terminated prior to completion of the Protocol. However, the Protocol will be completed if medically or ethically appropriate. In that event, each enrolled Human Subject will be followed through the period outlined in the Protocol and the Company will supply the Test Article to the NIAID without charge and in quantities and conditions sufficient to complete the Protocol and on a schedule mutually agreed upon by the Parties to ensure a sufficient supply of unexpired Test Article.

23.4	Either Party may unilaterally terminate this Agreement at any time by giving written notice at least thirty (30) calendar days prior to the desired termination date.

23.5	In the event the Company elects to terminate its obligations under the terms of this agreement, the Company must notify NIAID within at least thirty (30) calendar days of the dissolution and provide NIAID with the resources necessary to complete the Protocol.

24.	NOTICES

Any notice or report required under the terms of this Agreement will be sent to the other Party at the following addresses. Any notice will be deemed to be effective when delivered to the other Party by courier, registered mail (with return receipt), via facsimile, Portable Document Format (PDF), or email followed by conformational hard copies when requested.

For the Company:

Dr. Cameron Durrant, CEO
Humanigen, Inc
533 Airport Blvd, Ste 400
Burlingame CA 94010
908 672 9908
cdurrant@humanigen.com (contact for MedWatch reports)
cdurrant@humanigen.com (contact for DSMB meeting notifications and recommendations)

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

For technical matters:
Dr. Omar Ahmed, SVP, Clinical, Medical and Scientific Affairs
Humanigen, Inc
533 Airport Blvd, Ste 400
Burlingame CA 94010
oahmed@humanigen.com

For the NIAID:

For technical matters:
Program Officer,
Division of Microbiology and Infectious Diseases
National Institute of Allergy and Infectious Diseases
National Institutes of Health
5601 Fishers Lane
Bethesda MD 20892

For information regarding safety and/or toxicity of the test article:
DMID Pharmacovigilance Group:
Clinical Research Operations and Management Support (CROMS)
6500 Rock Spring Drive, Suite 650
Bethesda, MD 20817 U.S.A.

SAE Hot Line: 1-800-537-9979 (U.S.) or 1-301-897-1709 (outside U.S.)
SAE Fax Phone Number: 1-800-275-7619 (U.S.) or 1-301-897-1710 (outside U.S.)
SAE Email Address: PVG@dmidcroms.com
(for receipt of individual case safety reports and individual case acknowledgement)

All other notices:
DMID Agreement Coordinator
5601 Fishers Lane, Room 7F29 MSC 9826
Bethesda MD 20892-9826

SIGNATURES BEGIN ON THE NEXT PAGE

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND

NIAID Extramural Clinical Trial Agreement	DMID Protocol # 20-0013
Humanigen - DMID	CTA Version 1.0, July 22, 2020

If the Company agrees with the terms of this Agreement for the Clinical Trial in accordance with the Protocol designated as Protocol No. 20-0013 for lenzilumab and placebo, entitled “A Multicenter Platform Trial of Putative Therapeutics for the Treatment of COVID-19 in Hospitalized Adults [Short Title: Big Effect Trial (BET)],” please have an authorized representative sign below. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. A scanned electronic signature, or certified electronic signature, shall be as effective as the original signature.

For the NIAID:

/s/ Emily Erbelding	7/23/2020
(Signature)	Date
Emily Erbelding, MD, MPH
Director, Division of Microbiology and Infectious Diseases
National Institute of Allergy and Infectious Diseases
National Institutes of Health
Department of Health and Human Services
5601 Fishers Lane Room 7G51, MSC 9826
Rockville, MD 20852

For the Company:

/s/ Cameron Durrant	7/24/2020
(Signature)	Date
Cameron Durrant, MD, MBA
CEO Humanigen, Inc 533 Airport Blvd, Ste 400 Burlingame CA 94010

24 Apr 2018 CTA Template Version 9.0	DMID CTA Template for DMID-Held IND